MASTER REPURCHASE AGREEMENT

By and Among:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Buyer,

ECC CAPITAL CORPORATION, as a Seller,

ENCORE CREDIT CORP., as a Seller,

and

BRAVO CREDIT CORPORATION, as a Seller

Dated as of August 3, 2005

1.	APPLICABILITY

2.	DEFINITIONS AND INTERPRETATION

3.	THE TRANSACTIONS

4.	CONFIRMATIONS

5.	PAYMENT AND TRANSFER

6.	MARGIN MAINTENANCE

7.	INCOME PAYMENTS

8.	TAXES; TAX TREATMENT

9.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

10.	CONDITIONS PRECEDENT

11.	RELEASE OF PURCHASED LOANS

12.	RELIANCE

13.	REPRESENTATIONS AND WARRANTIES

14.	COVENANTS OF SELLERS

15.	REPURCHASE DATE PAYMENTS/COLLECTIONS

16.	REPURCHASE OF PURCHASED LOANS; CHANGE OF LAW

17.	[RESERVED]

18.	REPURCHASE TRANSACTIONS

19.	EVENTS OF DEFAULT

20.	REMEDIES

21.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

22.	USE OF EMPLOYEE PLAN ASSETS

23.	INDEMNITY

24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

25.	REIMBURSEMENT

26.	FURTHER ASSURANCES

27.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

28.	TERMINATION

29.	ASSIGNMENT

30.	AMENDMENTS

31.	SEVERABILITY

32.	BINDING EFFECT; GOVERNING LAW

33.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

34.	SINGLE AGREEMENT

35.	INTENT

36.	NOTICES AND OTHER COMMUNICATIONS

37.	CONFIDENTIALITY

38.	DUE DILIGENCE

39.	JOINT AND SEVERAL LIABILITY

EXHIBIT A EXHIBIT B EXHIBIT C EXHIBIT D	MONTHLY CERTIFICATION OF SELLER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO LOANS UNDERWRITING GUIDELINES TRADE OR ASSUMED NAMES OF SELLERS

MASTER REPURCHASE AGREEMENT

Dated as of August 3, 2005

BY AND AMONG:

Wachovia Bank, National Association, a national banking association (the “Buyer”);

ECC Capital Corporation, a Maryland corporation (“ECC”);

Bravo Credit Corporation, a California corporation (“Bravo”); and

Encore Credit Corp., a California corporation (“Encore” and collectively with ECC, the “Sellers”).

1.	APPLICABILITY

Buyer shall, from time to time, upon the terms and conditions set forth herein, agree to enter into transactions in which the related Seller transfers to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to the related Seller Purchased Loans at a date certain, against the transfer of funds by the related Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS AND INTERPRETATION

(a) Defined Terms.

“Accepted Servicing Practices” means with respect to any Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located.

“Adjustable Rate Mortgage Loan” means a Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” means at any date (a) Book Net Worth, minus (b) the sum of (1) all assets which would be classified as intangible assets of Seller and its consolidated Subsidiaries under GAAP, including, without limitation, purchased and capitalized value of servicing rights, goodwill (whether representing the excess cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and research and product development costs) plus (2) all receivables from directors, officers and shareholders of Sellers and their consolidated Subsidiaries, minus (c) the amount of unrealized gains on debt securities (as defined in FASB 115) of Sellers and any Subsidiaries of Holding, plus (d) the amount of unrealized losses on debt securities (as defined in FASB 115) of Sellers and any Subsidiaries.

“Adjustment Date” means with respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the meaning of “control”.

“Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as supplemented by the Pricing Side Letter.

“ALTA” means the American Land Title Association.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Loan as the value of the Mortgaged Property.

“Approved Title Insurance Company” shall mean a title insurance company that has not been disapproved by Buyer in its sole discretion in a written notice to the Custodian by Buyer.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Available Capacity” means, as of any date of determination with respect to the existing financing facilities, as determined by Buyer in its sole discretion, the excess of (i) the aggregate collateral value of the mortgage loans and related collateral that can be pledged by the Sellers under all of the existing financing facilities at such time, calculated in accordance with the terms of the existing financing facilities and taking into account the required overcollateralization, sub-limits, concentration limits and eligibility criteria thereunder over (ii) the aggregate outstanding amount borrowed by the Sellers under the existing financing facilities.

“Balloon Loan” means a Loan whose final Monthly Payment is significantly larger than the other scheduled Monthly Payments in respect of such Loan.

“Book Net Worth” shall mean the excess of total assets of Sellers and their consolidated Subsidiaries over total liabilities of Sellers and their consolidated Subsidiaries determined in accordance with GAAP (or such non-GAAP principles as may be disclosed to and approved by Buyer from time to time).

“Borrower” means the obligor or obligors on a Note, including any Person that has acquired the related collateral and assumed or guaranteed the obligations of the original obligor or obligors under the Note.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which banking institutions in the State of New York or the state in which any of Custodian, Sellers or Buyer are authorized or obligated by law or executive order to be closed.

“Buyer’s Margin Amount” means with respect to Transactions in the aggregate as of any date of determination, the amount obtained by application of the Buyer’s Margin Percentage to the Repurchase Price for the Transactions.

“Buyer’s Margin Percentage” means, with respect to Transactions in the aggregate as of any date of determination, the percentage obtained by dividing the Market Value of the Purchased Loans on the Purchase Date by the Purchase Price on the Purchase Date for the Transactions.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of any Seller (other than transfers among Affiliates of any Seller) at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by Buyer (or any Affiliate of Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned thereto in Section 9(a) hereof.

“Combined Loan-to-Value Ratio” or “CLTV” means (a) with respect to any First Lien Mortgage Loan, the original principal balance of such First Lien Mortgage Loan divided by the lesser of (i) the Appraised Value of the related Mortgaged Property as of the date of origination of such First Lien Mortgage Loan, and (ii) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such First Lien Mortgage Loan, the purchase price of such Mortgaged Property, and (b) with respect to any Second Lien Mortgage Loan, the sum of the original principal balance of such Second Lien Mortgage Loan and the outstanding principal balance of any related first lien loan, divided by the lesser of (i) the Appraised Value of the related Mortgaged Property as of the date of origination of such Second Lien Mortgage Loan, and (ii) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Second Lien Mortgage Loan, the purchase price of such Mortgaged Property.

“Computer Tape” means a computer tape or other Electronic Transmission generated by or on behalf of the related Seller and delivered or transmitted to the Buyer and Custodian which provides information relating to the Purchased Loans, including the information set forth in the Loan Schedule, in a format acceptable to the Buyer.

“Confirmation” shall have the meaning assigned thereto in Section 4 hereof.

“Custodial Agreement” means the Custodial Agreement, dated as of March 16, 2005, among Sellers, Buyer, and Custodian, as may be amended from time to time.

“Custodian” means Deutsche Bank National Trust Company, or its successors and permitted assigns.

“Default” means any event, that with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the lesser of (i) the Pricing Rate plus four percent (4%) and (ii) the maximum rate permitted by applicable law. The Default Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the date of Default and the date of determination.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Due Date” means the day on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Effective Date” means the date set forth on the top of the first page of this Agreement.

“Electronic Tracking Agreement” means each electronic tracking agreement among Sellers, Buyer, MERSCORP, Inc. and Mortgage Electronic Registration, Systems, Inc., to be entered into in the event that any of the Loans become MERS Designated Mortgage Loans; provided that if no Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof.

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“ERISA” shall have the meaning assigned thereto in Section 22 hereof.

“Escrow Payments” means the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums and other payments, if any, that are required to be escrowed by the Borrower with the Mortgagee pursuant to the terms of any Note or Mortgage.

“Event of Default” shall have the meaning assigned thereto in Section 19 hereof.

“Fannie Mae” means the Federal National Mortgage Association, and its successors in interest.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“First Lien Mortgage Loan” means an Eligible Loan secured by a first priority lien on the related Mortgaged Property.

“Foreign Buyer” shall have the meaning assigned thereto in Section 8(d) hereof.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of their properties.

“Gross Margin” means with respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Note and the Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Note to determine the new Mortgage Interest Rate for such Loan.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by the related Seller with a counterparty approved by the Buyer.

“High Cost Loan” means a Loan that is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended (“HOEPA”), (b) a “high cost”, “covered”, “high risk home,” “high rate, high fee”, “abusive”, “predatory”, or “high risk” mortgage loan under HOEPA or any other federal, state or local law, or similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees, or any other statute or regulation providing assignee liability to holders of such mortgage loans, (c) a High Cost Loan or covered Loan, as applicable (as such terms are defined in the Standard & Poors LEVELS® Glossary Revised, Appendix E) or (d) subject to or in violation of any such or comparable federal, state or local statutes or regulations.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Loan at any time, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” means, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Index” means with respect to each Adjustable Rate Mortgage Loan, the index identified on the related Loan Schedule and set forth in the related Note for the purpose of calculating the interest rate thereon.

“Interest-Only Loan” is a loan which, by its terms, requires the related Borrower to make monthly payments of only accrued interest for the certain period of time following origination. After such interest-only period, the loan terms provide that the Borrower’s monthly payment will be recalculated to cover both interest and principal so that such Loan will amortize fully on or prior to its final payment date.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” means, for each day, the rate determined by Buyer on the related Purchase Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Sellers.

“Loan” means a first lien or second lien, fixed rate or adjustable rate, closed-end, one-to-four family residential mortgage loan originated in accordance with the Underwriting Guidelines and the representations and warranties attached as Exhibit B hereto and deemed by Buyer to be eligible for securitization in the normal course of business.

“Loan-to-Value Ratio” or “LTV” means with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Loan, the purchase price of the related Mortgaged Property.

“Loan Schedule” means the list of Loans delivered by the related Seller to Buyer and Custodian together with each Transaction Notice and attached by the Custodian to the related Trust Receipt. Each Loan Schedule (which shall also include a Computer Tape) shall set forth the following information with respect to each Loan: the Index, product description, Purchased Loan number, obligor name and address, principal balance, coupon, last payment date, next payment due date, origination date, credit score, property type, loan-to-value ratio, combined-loan-to-value ratio, owner occupancy, lien status, senior liens, subordinate liens, payment status, whether the loans are subject to prepayment charges, and any other information reasonably required by Buyer.

“Manufactured Home” means a prefabricated or manufactured home a lien on which secures a Loan and which is considered and treated as “real estate” under applicable law.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” means (i) with respect to any Purchased Loan that is an Eligible Loan, as of any date of determination, the value ascribed to such asset by Buyer in its sole discretion as marked to market as often as daily, and (ii) with respect to a Purchased Loan that is not an Eligible Loan or a Purchased Loan that is deemed by Buyer to be unsecuritizable or otherwise uncollectible, zero.

“Master Netting Agreement” means the agreement between the Buyer and the Sellers dated as of December 1, 2004, as may be amended from time to time.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects taken as a whole or prospects of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to a Person or a Person and its Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of a Person or any Affiliate thereof that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against a Person or any Affiliate of such Person that is a party to any Program Document.

“Maximum Aggregate Purchase Price” means $1,200,000,000.

“Maximum Mortgage Interest Rate” means with respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Loan may be increased on any Adjustment Date.

“MERS” shall have the meaning assigned thereto in the Electronic Tracking Agreement.

“MERS Designated Mortgage Loan” shall have the meaning assigned thereto in the Electronic Tracking Agreement.

“Monthly Payment” means with respect to any Loan, the scheduled combined payment of principal and interest payable by a Borrower under the related Note on each Due Date (other than the final maturity date of a Balloon Loan).

“Mortgage” means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note.

“Mortgage Identification Number” shall have the meaning assigned thereto in the related Electronic Tracking Agreement.

“Mortgage Interest Rate” means, with respect to each Loan, the annual rate at which interest accrues on such Loan from time to time in accordance with the provisions of the related Note.

“Mortgage Loan Documents” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgaged Property” means, with respect to a Loan, the related Borrower’s fee simple interest in a single parcel of real property improved by a Residential Dwelling and all other collateral securing repayment of the debt evidenced by the related Note.

“Mortgagee” means the record holder of a Note secured by a Mortgage.

“Note” means, with respect to any Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Borrower.

“Notice Time” shall have the meaning assigned thereto in Section 3(a).

“Obligations” means (a) all of Sellers’ obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of Sellers and the Servicer to Buyer, its Affiliates, the Custodian or any other Person arising under, or in connection with, the Program Documents or directly related to the Purchased Loans, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Sellers’, or Servicer’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Sellers’ indemnity obligations to Buyer pursuant to the Program Documents.

“Person” means any legal person, including any individual, corporation, partnership, association, joint venture, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential in respect of such period previously paid by the related Seller to Buyer with respect to such Transaction).

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” means the pricing side letter, dated as of the Effective Date, among Sellers and Buyer, as the same may be amended, supplemented or modified from time to time.

“Prime Rate” means the daily prime loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates.

“Program Documents” means this Agreement, the Custodial Agreement, the Master Netting Agreement, the Pricing Side Letter, any assignment of Hedge Instrument, the Electronic Tracking Agreement and any other agreement entered into by the Sellers and/or the Servicer, on the one hand, and the Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Loans are sold by the related Seller to the Buyer hereunder.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Loans” means any of the following assets sold by the related Seller to Buyer in a Transaction: the related Loans, together with the related Records, Servicing Rights, the related Seller’s rights under any related Hedge Instruments, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Sellers or any other person or entity with respect to a Purchased Loan. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Loan Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Loan.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Status” means with respect to any Person, such Person’s status as a REIT.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended.

“REMIC Provisions” means provisions of the federal income tax law and the applicable state and local law relating to REMICs and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

“Repurchase Date” means the date occurring on (i) the 25th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) any other Business Day set forth in the related Transaction Notice and/or the related Confirmation (if applicable), or (iii) the date determined by application of Section 20, as applicable.

“Repurchase Price” means the price at which Purchased Loans are to be transferred from Buyer to the related Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of the date of such determination, decreased by all cash (including cash, if any, paid by the Sellers following receipt of a notice of a Margin Deficit pursuant to Section 6(a)) actually received by Buyer with respect to such Purchased Loans and further decreased by all Income, if any, actually received by Buyer with respect to such Purchased Loan.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residential Dwelling” means any one of the following: (i) a detached single family dwelling, (ii) a two-to-four family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project, (iv) a townhouse, or (v) a detached single family dwelling in a planned unit development none of which is a co-operative commercial property. Mortgaged Properties that consist of the following property types are not Residential Dwellings: (a) mixed use properties, (b) log homes, (c) earthen homes, (d) underground homes, (e) mobile homes or manufactured housing units (other than Manufactured Homes) not secured by real property, (f) any dwelling situated on more than ten acres of property and (g) any dwelling situated on a leasehold estate.

“Second Lien Mortgage Loan” means an Eligible Loan secured by a lien on the Mortgaged Property, which is subject to one prior lien on such Mortgaged Property.

“Security Agreement” means with respect to any Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and Note), executed by the Borrower and/or others in connection with such Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Servicer” means any of Option One Mortgage Corporation, any successor thereto and any other servicer acceptable to Buyer in its sole discretion.

“Servicing File” means with respect to each Loan, the file retained by the related Seller consisting of all documents that a prudent originator and servicer would have, including copies of the Mortgage Loan Documents, all documents necessary to document and service the Loans and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Rights” means contractual, possessory or other rights of the related Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Records.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Termination Date” means the earlier of (i) August 31, 2005, (ii) a Termination Event or (iii) at Buyer’s option, upon the occurrence of an Event of Default.

“Termination Event” means either of (i) there shall have occurred any outbreak or material escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis, the effect of which on the financial markets is such as to make it, in the reasonable judgment of Buyer, impracticable to continue this Agreement, or (ii) the Sellers shall fail at any time to maintain cash, Cash Equivalents and/or Available Capacity of at least $30,000,000.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request by the related Seller to enter into a Transaction, in a form to be mutually agreed upon among Sellers and Buyer, which is delivered to Buyer.

“Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Underwriting Guidelines” means any Seller’s loan underwriting guidelines set forth on Exhibit C in effect as of the date of this Agreement, as the same may be amended from time to time in accordance with terms of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“USC” shall have the meaning assigned thereto in Section 35.

(b) Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this subsection (b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by Buyer or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of any Seller.

A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Sellers are required to provide any document to Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Buyer and Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations in its absolute discretion. Any requirement of good faith, discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to Sellers, a servicer of the Purchased Loans, any other Person or the Purchased Loans themselves.

3.	THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, Buyer hereby agrees to enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer not to exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, the related Seller shall give Buyer and Custodian notice of any proposed purchase at each of 10:00 a.m. New York City time (a “Notice Time”) two (2) Business Days prior to the applicable Purchase Date. Before the applicable Notice Time, the related Seller shall deliver to the Buyer and Custodian a Transaction Notice, a Loan Schedule and a Computer Tape.

(b) The related Seller shall repurchase Purchased Loans from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan. The related Seller is obligated to obtain the Purchased Loans from Buyer or its designee at the related Seller’s expense on (or after) the related Repurchase Date. Provided that the applicable conditions in Sections 10(a) and (b) have been satisfied, each Purchased Loan that is repurchased by the related Seller on the Repurchase Date shall automatically become subject to a new Transaction unless Buyer is otherwise notified by the related Seller at least one (1) Business Day prior to any such Repurchase Date; provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

4.	CONFIRMATIONS

In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth herein, each Buyer and the related Seller shall execute a “Confirmation” specifying such terms prior to entering into such Transaction, including, without limitation, the Purchase Date, the Purchase Price, the Pricing Rate therefor and the Repurchase Date. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to among Buyer and the related Seller with respect to the Transaction to which the Confirmation relates. In the event of any conflict between this Agreement and a Confirmation, the terms of the Confirmation shall control with respect to the related Transaction.

5.	PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Loans transferred shall be transferred to the Custodian pursuant to the Custodial Agreement. Any Repurchase Price or Price Differential received by the Buyer after 4:00 p.m. New York City time shall be applied on the next succeeding Business Day and shall otherwise be applied in accordance with Section 15 hereof.

6.	MARGIN MAINTENANCE

(a) If at any time the aggregate Market Value of all Purchased Loans subject to all Transactions is less than the aggregate Buyer’s Margin Amount for all such Transactions (such event, a “Margin Deficit”), then Buyer may, by notice to the Sellers, require the Sellers to transfer to Buyer cash within one (1) Business Day of such notice by Buyer, so that the cash and aggregate Market Value of the Purchased Loans will thereupon equal or exceed the aggregate Buyer’s Margin Amount (such requirement, a “Margin Call”).

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 36 hereof. Any notice given on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York City time on the following Business Day. The failure of Buyer on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. The Sellers and Buyer all agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive such Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for the Sellers.

7.	INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer. Provided no Default has occurred, Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date such Income is received by Buyer (or a servicer on their behalf) either (i) transfer (or permit the servicer to transfer) to Seller such Income with respect to any Purchased Loans subject to such Transaction, or (ii) if a Margin Deficit then exists, apply the Income payment to reduce the amount, if any, to be transferred to Buyer by the Sellers upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith the Sellers transfer to Buyer cash sufficient to eliminate such Margin Deficit, or (B) if an Event of Default with respect to Sellers have occurred and is then continuing at the time such Income is paid.

8.	TAXES; TAX TREATMENT

(a) All payments made by the Sellers under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by the Sellers for their own account not later than the date when due. If the Sellers are required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that such Buyer receive, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) In addition, the Sellers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”).

(c) The Sellers agree to indemnify the Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Sellers with evidence, reasonably satisfactory to the Sellers, of payment of Taxes or Other Taxes, as the case may be.

(d) Any Buyer or a Buyer’s assignee that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) shall provide the Sellers with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide the Sellers with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Sections 8(a), (b) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Sellers shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(e) Without prejudice to the survival or any other agreement of Sellers hereunder, the agreements and obligations of Sellers contained in this Section 8 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 8 shall require a Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(f) Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Sellers that is secured by the Purchased Loans and that the Purchased Loans are owned by Sellers. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

9.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) Sellers and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans and not loans from Buyer to Sellers secured by the Purchased Loans. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for Sellers’ performance of all of their Obligations, Sellers hereby grant Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: the Purchased Loans, the related Records, all related Servicing Rights, all mortgage guaranties and insurance relating to such Purchased Loans (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance and all claims and payments thereunder, any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, all “accounts” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing and any other contract rights, payments, rights to payment (including payments of interest or finance charges), and all instruments, chattel paper, securities, investment property and general intangibles and other assets comprising or relating to the Purchased Loans, any security account and all rights to Income and the rights to enforce such payments arising from any of the Purchased Loans, all guarantees or other support for the Purchased Loans, and any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing (collectively the “Collateral”). Sellers acknowledge and agree that their rights with respect to the Collateral (including without limitation, its security interest in the Purchased Loans and any other collateral granted to Sellers pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

(b) Sellers hereby irrevocably constitute and appoint the Buyer, and any officer, agent, assignee or designee thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Sellers and in the name of Sellers or in its own name, from time to time in Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, including, without limitation, to file such financing statement or statements relating to the Purchased Loans and the Collateral without Sellers’ signature thereon as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, Sellers hereby give Buyer the power and right, on behalf of Sellers, without assent by, but with notice to, Sellers, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of Sellers, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Purchased Loans and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Purchased Loans whenever payable;

(ii) to pay or discharge taxes and liens levied or placed on or threatened against the Purchased Loans;

(iii) (A) to direct any party liable for any payment under any Purchased Loans to make payment of any and all moneys due or to become due thereunder directly to the Buyer or the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Loans; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Loans; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Loans or any proceeds thereof and to enforce any other right in respect of any Purchased Loans; (E) to defend any suit, action or proceeding brought against Sellers with respect to any Purchased Loans; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Loans as fully and completely as though Buyer was the absolute owner(s) thereof for all purposes, and to do, at Buyer’s option and Sellers’ expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Loans and the Collateral and Buyer’s liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as Sellers might do.

Sellers hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Sellers also authorize the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 20 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Loans.

10.	CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Buyer or its designees shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i) The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) A certified copy of each Seller’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) An incumbency certificate of the secretaries of each Seller certifying the names, true signatures and titles of Seller’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) An opinion of Sellers’ counsel as to such matters as Buyer may reasonably request (including, without limitation, enforceability, non-contravention and perfection) each in form and substance acceptable to Buyer;

(v) A copy of the current Underwriting Guidelines certified by an officer of the Sellers;

(vi) The payment in respect of the legal fees and all other fees and expenses as agreed to and as set forth in the Pricing Side Letter;

(vii) A copy of the insurance required by Section 14(n) of this Agreement;

(viii) Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Loans and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(ix) Buyer shall have completed the due diligence review pursuant to Section 38, and such review shall be satisfactory to Buyer in its sole discretion; and

(x) Any other documents reasonably requested by Buyer.

(b) The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) Buyer or its designee shall have received two (2) Business Days prior to the Transaction with respect to such Purchased Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)	The Transaction Notice, Loan Schedule and Computer Tape with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)	The Trust Receipt with respect to such Purchased Loans, with the Loan Schedule attached;

(C)	Such certificates, customary opinions of counsel or other documents as Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by Buyer in its commercially reasonable judgment; and

(D)	A copy of the Underwriting Guidelines to the extent such guidelines have been amended in a material manner.

(E)	A Certification of the related Seller that each Purchased Loan has been underwritten in accordance with the Underwriting Guidelines.

(ii) No Default or Event of Default shall have occurred and be continuing.

(iii) Buyer shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Sellers are in compliance with the terms and conditions of the Program Documents.

(v) The then aggregate outstanding Purchase Price for all Purchased Loans, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date. In no event shall Buyer be required to enter into (A) more than two (2) Transactions in any one Business Day, nor (B) any Transaction whose Purchase Price would be less than $1,000,000.

(vii) Buyer shall have determined that all actions necessary or, in the opinion of Buyer, desirable to maintain the Buyer’s perfected interest in the Purchased Loans and other Collateral have been taken.

(viii) Sellers shall have paid to Buyer all fees and expenses owed to Buyer in accordance with this Agreement.

(ix) Buyer or its designee shall have received any other documents reasonably requested by Buyer.

(x) There is no Margin Deficit at the time immediately prior to entering into a new Transaction.

(xi) No event or events shall have been reasonably determined by Buyer to have occurred resulting in the effective absence of a “repo market” respecting loans or mortgage-backed or asset-backed securities such that Buyer are or were unable to finance or fund purchases under this Agreement through the “repo market” or Buyer’s customers.

(xii) Each secured party (including any party that has a precautionary security interest in a Loan) has released all of its right, title and interest in, to and under such Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to the Buyer prior to each Transaction and to the Custodian as part of the Mortgage Loan File.

11.	RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Loan, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated any security interest that Buyer may have in such Purchased Loan and any Collateral solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Collateral solely related to such Purchased Loan to the related Seller unless such release and termination would give rise to or perpetuate a Margin Deficit. Buyer shall take all reasonable actions necessary to release its lien on such Collateral. Except as set forth in Section 6(a), the related Seller shall give at least one (1) Business Day prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date set forth in Section 3(b).

If such a Margin Deficit is applicable, Buyer shall notify the related Seller of the amount thereof and the related Seller may thereupon satisfy the Margin Call in the manner specified in Section 6.

12.	RELIANCE

With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to the related Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the related Seller’s behalf.

13.	REPRESENTATIONS AND WARRANTIES

Each Seller hereby represents and warrants, jointly and severally, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, jointly and severally:

(a) Due Organization and Qualification. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. The Seller is duly qualified to do business and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents except where any failure to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect with respect to the Seller or impair the enforceability of any Loan.

(b) Power and Authority. The Seller has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

(c) Due Authorization. The execution, delivery and performance of the Program Documents by the Seller has been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(d) Noncontravention. None of the execution and delivery of the Program Documents by Seller or the consummation of the Transactions and transactions thereunder:

(i) conflicts with, breaches or violates any provision of the organizational documents or material agreements of Seller or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to Seller or its properties;

(ii) constitutes a material default by Seller under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which Seller is a party or by which it or any of its properties is or may be bound or affected; or

(iii) results in or requires the creation of any lien upon or in respect of any of the assets of Seller except the lien relating to the Program Documents.

(e) Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Loans, Seller, or, to Seller’s knowledge, Servicer or any of their Affiliates, pending or threatened, which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect with respect to Seller or Servicer.

(f) Valid and Binding Obligations. Each of the Program Documents to which Seller, is a party, when executed and delivered by Seller will constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Financial Statements. The financial statements of Seller, copies of which have been furnished to Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to Seller. Except as disclosed in such financial statements, the Seller is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a reasonable likelihood of causing a Material Adverse Change with respect to Seller.

(h) Accuracy of Information. None of the documents or information prepared by or on behalf of Seller and provided to Buyer relating to Seller’s financial condition contain any statement of a material fact with respect to Seller or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to Seller that would render any of such documents or information untrue or misleading in any material respect.

(i) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental, instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of any other Program Document, other than any that have heretofore been obtained, given or made.

(j) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change or a Material Adverse Effect with respect to Seller.

(k) Solvency: Fraudulent Conveyance. The Seller is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, the Seller will not be left with an unreasonably small amount of capital with which to engage in its business. The Seller does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Loans. Seller is not transferring any Purchased Loans with any intent to hinder, delay or defraud any of its creditors.

(l) Investment Company Act and Holding Company Compliance. Seller or any of its Subsidiaries (i) is not required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act or (ii) is not a “holding company” as defined in, or subject to recognition under the Public Utility Holding Company Act of 1935.

(m) Taxes. The Seller has filed all federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by them, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(n) Additional Representations. With respect to each Purchased Loan, Seller makes all of the applicable representations and warranties set forth in Exhibit B as of the Purchase Date with respect to such Purchased Loan and continuously while such Purchased Loan is subject to a Transaction. Further, as of each Purchase Date, Seller shall be deemed to have represented and warranted in like manner that it does not have any knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller.

(o) No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement; provided, that if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(p) Capital Adequacy. The capital of Seller is adequate for the respective business and undertakings of the Seller.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Loans to Buyer and shall continue for so long as the Purchased Loans are subject to this Agreement.

14.	COVENANTS OF SELLERS

Every Seller hereby covenants, jointly and severally, with Buyer as follows:

(a) Defense of Title. Seller warrants and will defend the right, title and interest of Buyer in and to all Collateral against all adverse claims and demands.

(b) No Amendment or Compromise. Without Buyer’s prior written consent, none of Seller or those acting on Seller’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Loans, any related rights or any of the Program Documents, provided that the Servicer may amend or modify a Purchased Loan if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing such Purchased Loan.

(c) No Assignment. Except as permitted herein, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Loans or any interest therein, provided that this Section 14(c) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Loans in accordance with the Program Documents.

(d) Servicing of Loans. Seller shall cause the Servicer to service, or cause to be serviced, all the Purchased Loans in accordance with Accepted Servicing Practices, employing at least the same procedures and exercising the same care that the Servicer customarily employ in servicing Loans for their own account. Seller shall notify the Servicer of Buyer’s interest hereunder. Prior to any Person other than Servicer becoming a servicer or subservicer of the Purchased Loans, Buyer shall have the right to approve each such servicer or subservicer and the form of all Servicing Agreements or servicing side letter agreements with respect to such servicer or subservicer. Seller shall cause the Servicer to hold or cause to be held all escrow funds, if applicable, collected with respect to such Purchased Loans in trust accounts and shall apply the same for the purposes for which such funds were collected. Upon Buyer’s request, Seller shall provide reasonably promptly to Buyer a letter addressed to and agreed to by each servicer of Purchased Loans, in form and substance reasonably satisfactory to Buyer, advising such servicer of such matters as Buyer may reasonably request. If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller by contract for managing or servicing any such Loan has failed to perform fully Seller’s obligations under the Program Documents or any of the obligations of such entities with respect to the Purchased Loans, Seller shall promptly notify Buyer.

(e) Preservation of Collateral: Collateral Value. The Seller shall do all things necessary to preserve the Collateral so that it remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to Seller relating to the Collateral and cause the Collateral to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. The Seller will not allow any default to occur for which Seller is responsible under any Collateral or any Program Documents and Seller shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Program Documents.

(f) Maintenance of Papers, Records and Files. Seller shall acquire, and Seller or the Servicer of the Purchased Loans shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan. Seller will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

(i) Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. The Seller will not cause or authorize any such papers, records or files that are in Seller’s possession or control and that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(ii) For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by their own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

(g) Financial Statements and Other Information; Financial Covenants.

(i) Seller shall keep or cause to be kept in reasonable detail books and records of Seller setting forth an account of their respective assets and business and shall clearly reflect therein the transfer of Purchased Loans to Buyer. During the term of this Agreement, Seller shall furnish or cause to be furnished to Buyer the following:

(A)	Financial Statements. (x) As soon as available and in any event within ninety (90) days after the end of the fiscal year of Seller, Seller’s audited balance sheets as of the end of each fiscal year, and Seller’s audited financial statements of income and changes in equity and audited statement of cash flows, each for such fiscal year, (y) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of Seller, Seller’s unaudited balance sheets as of the end of each quarter, and Seller’s unaudited financial statements of income and changes in equity and unaudited statement of cash flows, each for the portion of the fiscal year then ended. Each of the financial statements in (x) and (y), shall have been prepared in accordance with GAAP and certified by Seller’s chief financial officer, respectively, in the form of a compliance certificate to be delivered along with the above financial statements. Seller shall furnish or cause to be furnished to Buyer any other financial information regarding Seller reasonably requested by Buyer.

(B)	Loan Data. On the fourth Business Day of each month, reports in form and scope satisfactory to Buyer, setting forth data regarding the performance of the Purchased Loans for the immediately preceding month, and such other information as Buyer may reasonably request, including, without limitation, all collections, delinquencies, losses and recoveries related to the Purchased Loans, any other information regarding the Purchased Loans requested by Buyer and any other financial information regarding Seller reasonably requested by Buyer in order for the Buyer to determine the Market Value of the Collateral.

(C)	Monthly Servicing Diskettes. On or before the fourth (4th) day of each calendar month (or if such day is not a Business Day, the immediately following Business Day), or any other time as Buyer request, a computer tape or a diskette (or any other Electronic Transmission acceptable to Buyer) in a format acceptable to Buyer containing such information (including, without limitation, static pool analyses and liquidity, cash and availability) with respect to the Purchased Loans as Buyer may reasonably request.

(ii) The Sellers shall comply with the following financial covenants:

(A)	Sellers shall not permit the ratio of their aggregate consolidated Indebtedness to Sellers’ aggregate Adjusted Tangible Net Worth to exceed 16:1 at any time;

(B)	Sellers shall maintain a minimum aggregate Adjusted Tangible Net Worth of $40,000,000;

(C)	At any time the sum of (i) unrestricted cash and cash equivalents of the Sellers on a consolidated basis at such time and (ii) Available Capacity of the Sellers on a consolidated basis at such time shall be greater than or equal to $30,000,000; and

(D)	Sellers, collectively, shall not permit their consolidated net income before taxes, for any period of two consecutive fiscal quarters commencing with the period ending June 30, 2005 to be less than $1.00.

(iii) Monthly Certification. Every Seller shall execute and deliver to Buyer a monthly certification substantially in the form of Exhibit A attached hereto.

(h) Notice of Material Events. Seller shall promptly inform Buyer in writing of any of the following:

(i) any Default, Event of Default or default or breach by Seller of any obligation under any Program Document, or the occurrence or existence of any event or circumstance that Seller reasonably expects will with the passage of time become a Default, Event of Default or such a default or breach by Seller;

(ii) any material change in the insurance coverage required of Seller or any other Person pursuant to any Program Document, with copy of evidence of same attached;

(iii) any material dispute, litigation, investigation, proceeding or suspension between Seller, on the one hand, and any Governmental Authority or any other Person;

(iv) any material adverse change in accounting policies or financial reporting practices of Seller;

(v) the occurrence of any material employment dispute or licensing issue and a description of the strategy for resolving it;

(vi) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to Seller; and

(vii) any material change to the Underwriting Guidelines.

(i) Maintenance of Licenses. The Seller shall (i) maintain all licenses, permits or other approvals necessary for each Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or any Mortgage Property is located, and (iii) conduct its business strictly in accordance with applicable law.

(j) Taxes, Etc. The Seller shall pay and discharge or cause to be paid and discharged, when due all taxes, assessments and governmental charges or levies imposed upon it or upon their income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. The Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it. Notwithstanding the foregoing, with respect to property taxes on Mortgaged Property and property acquired pursuant to foreclosure or deeds in lieu of foreclosure, this covenant shall be deemed satisfied so long as the property tax is paid in time to avoid loss of the property due to a tax lien.

(k) Nature of Business. The Seller shall not make any material change in the nature of its business as a real estate lender as carried on at the date hereof.

(l) Limitation on Distributions. If a Default has occurred and is occurring, Seller shall not pay any dividends or distributions with respect to any capital stock or other equity interests in Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller (excluding any such action taken in connection with any securitization transactions or sale of assets among affiliates for purposes including but not limited to meeting REIT Status tests or requirements).

(m) Use of Custodian. Without the prior written consent of Buyer, Seller shall use no third party custodian as document custodian other than the Custodian with respect to third party purchasers (except with respect to bailee letters delivered in the ordinary course), prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Loans.

(n) Insurance. Seller will, and shall cause the Servicer to obtain and maintain insurance with responsible companies in such amounts and against such risks as are customarily carried by business entities engaged in similar businesses similarly situated, and will furnish Buyer on request full information as to all such insurance, and provide within fifteen (15) days after receipt of such request the certificates or other documents evidencing renewal of each such policy.

(o) Affiliate Transaction. The Seller will not at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Affiliates unless the terms thereof are no less favorable to Seller, other than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

(p) Change of Fiscal Year. The Seller will not at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Buyer, change the date on which Seller’s fiscal year begins from Seller’s current fiscal year beginning date.

(q) Underwriting Guidelines. Seller shall not permit any material modifications to be made to the Underwriting Guidelines that will impact either the Buyer or the Purchased Loans without notifying Buyer. Seller agrees to deliver to Buyer copies of the Underwriting Guidelines in the event that any material changes are made to the Underwriting Guidelines following the Closing Date.

(r) No Other Indebtedness. Without the prior written consent of the Buyer, the Seller shall not incur any additional Indebtedness or guaranty the Indebtedness of any other Person other than any Indebtedness deemed incurred under the Program Documents and other warehouse lines of credit.

15.	REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, the related Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

16.	REPURCHASE OF PURCHASED LOANS; CHANGE OF LAW

(a) Upon discovery by the related Seller of a breach of any of the representations and warranties set forth on Exhibit B to this Agreement, the related Seller shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify the related Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B with respect to the Purchased Loans shall survive delivery of the respective Mortgage Loan Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase as provided under this Agreement. The related Seller shall, within two (2) Business Days of the earlier of the related Seller’s discovery or the related Seller receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Exhibit B, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage Loan File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of the related Seller’s discovery of such breach or delivery failure or the related Seller receiving notice thereof that such breach or delivery failure has not been remedied by the related Seller, the related Seller shall, promptly upon receipt of written instructions from Buyer, at Buyer’s option, repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan.

(b) If Buyer determines that the introduction of, any change in, or the interpretation or administration of, any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with the applicable Pricing Rate based on LIBOR, then the related Seller (i) shall, upon its receipt of notice of such fact and demand from Buyer (with a copy of such notice to Custodian), repurchase the Purchased Loans subject to the Transaction on the next succeeding Business Day and, at the related Seller’s election, concurrently enter into a new Transaction with Buyer with a Pricing Rate based on the Prime Rate plus 4.0% and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus 4.0%.

(c) If Buyer determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital or on the capital of any Affiliate of Buyer as a consequence of such Change in Law on this Agreement, then from time to time the related Seller will compensate Buyer or any Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by Buyer on its other similarly affected customers. Buyer shall provide the related Seller with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, the related Seller will have the right to terminate all Transactions then outstanding as of a date selected by the related Seller, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

17.	[RESERVED]

18.	REPURCHASE TRANSACTIONS

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Loans with a counterparty of Buyer’s choice, in all cases subject to Buyer’s obligation to reconvey the Purchased Loans (and not substitutes therefor) on the Repurchase Date. In the event Buyer engages in a repurchase transaction with any of the Purchased Loans or otherwise pledges or hypothecates any of the Purchased Loans, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties in Exhibit B to this Agreement and the remedies for breach thereof, as they relate to the Purchased Loans that are subject to such repurchase transaction.

19.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) Any Seller fails to transfer the Purchased Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b) Any Seller either fails to repurchase the Purchased Loans on the applicable Repurchase Date, fails to perform its obligations under Section 6(a) as a result of a Margin Deficit;

(c) Any Seller shall fail to perform, observe or comply with any material term, covenant or agreement contained in the Program Documents (other than Exhibit B to this Agreement and the other “Events of Default” set forth in this Section 19) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within two (2) Business Days (or one (1) Business Day with respect to a default on any payment obligation of principal or interest in this Agreement or any other Program Document or one (1) Business Day if the Purchased Loans exceed any applicable sublimits) of the earlier of (i) such party’s receipt of written notice from Buyer or Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by any Seller (or any of any Seller’s officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations or warranties in Exhibit B which shall be considered solely for the purpose of determining whether the related Purchased Loan is an Eligible Loan, unless a Seller shall have made any such representations or warranties with the knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated);

(e) Any Seller or any of the Sellers’ Affiliates and Subsidiaries shall fail to pay any of the Sellers’ or the Sellers’ Affiliates’ and Subsidiaries’ Indebtedness, or any interest or premium thereon when due (whether by scheduled maturity, requirement prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under a Seller’s or a Seller’s Affiliates’ Guarantee of another person’s Indebtedness for borrowed money, and such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof provided that such Indebtedness is in excess of $2,000,000;

(f) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller or any of the Sellers’ Affiliates and Subsidiaries, or of their respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or any Seller or any of the Sellers’ Affiliates and Subsidiaries generally fail to pay the Sellers’ or the Sellers’ Affiliates’ and Subsidiaries’ debts as they become due; or any Seller or any of the Sellers’ Affiliates and Subsidiaries is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Seller or any of the Sellers’ Affiliates and Subsidiaries; or any of any Seller’s or the Sellers’ Affiliates’ and Subsidiaries’ Property is sequestered by court or administrative order; or a petition is filed against any Seller or any of the Sellers’ Affiliates and Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

(g) Any Seller or any of the Sellers’ Affiliates and Subsidiaries files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for a Seller or any of the Sellers’ Affiliates and Subsidiaries, or of all or any part of a Seller’s or the Sellers’ Affiliates’ and Subsidiaries’ Property; or makes an assignment for the benefit of a Seller’s or the Sellers’ Affiliates’ and Subsidiaries’ creditors;

(h) Any final, nonappealable judgment or order for the payment of money in excess of $2,000,000 in the aggregate (to the extent that it is, in the reasonable determination of Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against a Seller or the Sellers’ Affiliates and Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and a Seller or the Sellers’ Affiliates and Subsidiaries, as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of a Seller or the Sellers’ Affiliates and Subsidiaries, or shall have taken any action to displace the management of a Seller or the Sellers’ Affiliates and Subsidiaries or to curtail its authority in the conduct of the business of a Seller or the Sellers’ Affiliates and Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller or any of any Seller’s Affiliates and Subsidiaries as an issuer, buyer or seller/servicer of Loans or securities backed thereby, and such action provided for in this subsection (i) shall not have been discontinued or stayed within thirty (30) days;

(j) [Reserved];

(k) In the good faith judgment of Buyer any Material Adverse Effect shall have occurred with respect to any Seller or any of its Affiliates and Subsidiaries taken as a whole or any Material Adverse Change shall have occurred with respect to the financial conditions or operations of any Seller;

(l) Any Seller shall admit in writing its inability to, or intention not to, perform any of that Seller’s respective material Obligations, or Buyer shall have determined in good faith that the Seller is unable to meet its commitments;

(m) Except as expressly permitted in this Agreement, any Seller dissolves, merges or consolidates with another entity, or sells, transfers, or otherwise disposes of a material portion of that Seller’s business or assets unless Buyer’s written consent is given;

(n) This Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Loans or Collateral purported to be covered hereby;

(o) Any Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of that Seller as a “going concern” or a reference of similar import or shall indicate that Seller has a negative net worth or is insolvent;

(p) A Change in Control of any Seller;

(q) Buyer shall reasonably request, specifying the reasons for such request (which are related to Buyer’s interest under a transaction), reasonable information, and/or written responses to such requests, regarding the financial well-being of any Seller and such reasonable information and/or responses shall not have been provided within five (5) Business Days of such request;

(r) If any Seller admits its inability or is manifestly unable to perform fully when such performance will become due any obligation on the Seller’s part to any broker, dealer, bank or other financial institution in respect of a transaction involving securities, commodities or other instruments not then due (regardless of whether Buyer and/or any of its Affiliates has or have any right, title or interest therein);

(s) A material Event of Default shall have occurred and is continuing under any of the Program Documents;

(t) [Reserved];

(u) Any material amendment is made to the Underwriting Guidelines that shall not have been previously communicated to Buyer;

(v) After such time as a Seller has elected to be treated as a REIT, (A) the failure of such Seller to continue to be (i) qualified as a REIT and (ii) commencing with its taxable year ending December 31, 2005, entitled to a dividend paid deduction under Section 857(b)(2)(B) of the Code with respect to applicable dividends paid or deemed paid by it with respect to each taxable year for which it claims such a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or (B) the entering into by a Seller of any material “prohibited transaction” as defined in Sections 857(b)(6)(B)(iii) and (C) of the Code, which would cause such Seller to be subject to a tax equal to 100% of the net income derived from such prohibited transaction in excess of $2,000,000; or

(w) After such time as a Seller has elected to be treated as a REIT, the failure of such Seller to satisfy any of the following asset or income tests and Buyer has delivered notice of an Event of Default to such Seller with respect thereto:

(i) At the close of each taxable year, at least 75 percent of such Seller’s gross income consists of (A) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (B) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (C) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (D) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (E) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code;

(ii) At the close of each taxable year, at least 95 percent of such Seller’s gross income consists of (A) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (B) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (C) interest, (D) dividends, in each case within the meaning of Section 856(c)(2) of the Code;

(iii) At the close of each quarter of such Seller’s taxable year, at least 75 percent of the value of such Seller’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of the Seller’s operations, but not including receivables purchased from another person), and Government Securities; unless (a) the test described in this subsection (iii) has been satisfied as of the end of the immediately preceding quarter of such Seller’s taxable year, (b) such test is not satisfied as the result of the acquisition of a security or property during the current quarter of such Seller’s taxable year, (c) such Seller delivers within 25 days after the end of the current quarter of such Seller’s taxable year to Buyer notice that such test is not satisfied, (d) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (e) an officer of such Seller certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction. For purposes of the certifications in Sections 19(w)(iii) and (iv) hereof: (i) such Seller’s assets will include (x) the assets owned by any qualified REIT subsidiaries within the meaning of Section 856(i) of the Code (“Qualified REIT Subsidiaries”) and any other disregarded entities for U.S. federal income tax purposes in which such Seller owns an interest; and (y) such Seller’s allocable share (based on such Seller’s proportionate capital interest) of the assets owned by any entity treated as a partnership for U.S. federal income tax purposes (a “Partnership”) in which such Seller owns an interest; and (ii) such Seller’s direct or indirect ownership of the stock of any Qualified REIT Subsidiaries and the equity interests in any disregarded entities or Partnerships shall be disregarded, provided, however, for purposes of the 10% asset test described in (iv)(C)(2) below, such Seller’s interest in the assets of a Partnership shall be determined in accordance with Section 856(m)(3) of the Code; or

(iv) At the close of each quarter of each of such Seller’s taxable years, (A) not more than 25 percent of the value of such Seller’s total assets will be represented by securities (other than those described in paragraph 3), (B) not more than 20 percent of the value of such Seller’s total assets will be represented by securities of one or more taxable REIT subsidiaries within the meaning of Section 856(i) of the Code (“Taxable REIT Subsidiaries”), and (C) (1) not more than 5 percent of the value of the Seller’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of Taxable REIT Subsidiaries), and (2) (x) such Seller will not hold securities possessing more than 10 percent of the total voting power of the outstanding securities of any one issuer (other than Government Securities and securities of Taxable REIT Subsidiaries) and (y) such Seller will not hold securities having a value of more than 10 percent of total value of the outstanding securities of any one issuer (other than Government Securities, securities of Taxable REIT Subsidiaries, and securities described in Section 856(m)(1) of the Code); unless (D) the tests described in this subsection (iv) have been satisfied as of the end of the immediately preceding quarter of such Seller’s taxable year, (E) any of the tests described in this subsection (iv) are not satisfied as the result of the acquisition of a security or property during the current quarter of such Seller’s taxable year, (F) such Seller delivers within 25 days after the end of the current quarter of such Seller’s taxable year to Buyer notice that such test is not satisfied, (G) such test is satisfied within the 30 day period as provided under section 856(c)(4), and (H) an officer of such Seller certifies as to such satisfaction within such 30 day period, and provides documentation, reasonably satisfactory to Buyer evidencing such satisfaction.).

20.	REMEDIES

Upon the occurrence of an Event of Default, the Buyer may (but shall not be obligated to) give notice to Sellers of such an Event of Default, and Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 19(f), (g) or (m) hereof), shall thereupon have the right to exercise any or all of the following rights and remedies:

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Sellers’ obligations hereunder to repurchase all Purchased Loans at the Repurchase Price therefor on the Repurchase Date in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by Sellers hereunder; Sellers shall immediately deliver to Buyer or its designee any and all original papers, Records and files relating to the Purchased Loans subject to such Transaction then in Sellers’ possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.

(ii) Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 20(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Loans and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Sellers credit for such Purchased Loans in an amount equal to the Market Value of the Purchased Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Sellers hereunder. Sellers shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Loans shall be applied first to the reasonable costs and expenses incurred by Buyer in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(b) Sellers hereby acknowledge, admit and agree that Sellers’ obligations under this Agreement are recourse obligations of Sellers to which Sellers pledge their full faith and credit. In addition to its rights hereunder, Buyer shall have the right to proceed against any of Sellers’ assets which may be in the possession of Buyer, any of Buyer’s Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by Sellers to Buyer pursuant to this Agreement. Buyer may set off cash, the proceeds of the liquidation of the Purchased Loans, any other Collateral or its proceeds and all other sums or obligations owed by Buyer to Sellers against all of Sellers’ obligations to Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(c) Buyer shall have the right to obtain physical possession of the Records and all other files of Sellers relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of Sellers or any third party acting for Sellers and Sellers shall deliver to Buyer such assignments as Buyer shall request.

(d) Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate.

(e) Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Loans and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Loans and any other Collateral or any portion thereof, and do anything that Buyer is authorized hereunder to do. Sellers shall pay all costs and expenses incurred by Buyer in connection with the appointment and activities of such receiver.

(f) Buyer may, at its option, enter into one or more Hedge Instruments covering all or a portion of the Purchased Loans, and the Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such Hedge Instruments; including without limitation any losses resulting from such Hedge Instruments.

(g) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Sellers.

Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Sellers hereby expressly waive, to the extent permitted by law, any right Sellers might otherwise have to require Buyer to enforce its rights by judicial process. Sellers also waive, to the extent permitted by law, any defense Sellers might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Collateral or from any other election of remedies. Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

The Sellers shall cause all sums received (following the exercise of the above-listed remedies) by it with respect to the Purchased Loans to be deposited with Custodian (or such other Person as Buyer may direct) after receipt thereof. Sellers shall be liable to Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate) including, without limitation, all costs and expenses incurred in connection with hedging or covering transactions related to the Purchased Loans, conduit advances and payments for mortgage insurance.

21.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

22.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23.	INDEMNITY

(a) Sellers agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of Buyer in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for Buyer with respect to advising Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Sellers or with other creditors of Sellers or any of their Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), and (ii) all costs and expenses of Buyer in connection with the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Buyer) whether or not the transactions contemplated hereby are consummated.

(b) Sellers agree to defend, indemnify and hold harmless Buyer and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of Sellers or Sellers’ officers in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the Servicing Agreement or other servicing arrangement, (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, or (iv) the actual or alleged violation of any federal, state, municipal or local predatory lending laws. Notwithstanding the foregoing, no Person shall be indemnified hereunder for the consequences of that Person’s own recklessness or willful misconduct. Sellers also agree not to assert any claim against Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) [Reserved]

(d) If Sellers fail to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Sellers by Buyer, in its sole discretion and Sellers shall remain liable for any such payments by Buyer. No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents.

(e) Without prejudice to the survival of any other agreement of Sellers hereunder, the covenants and obligations of Sellers contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Sellers hereby expressly waive, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Loans as a result of restrictions upon Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Loans shall be disposed of in the event of any disposition pursuant hereto.

25.	REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Sellers’ obligation (unless and to the extent that Sellers are the prevailing party in any dispute, claim or action relating thereto). Sellers agree to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Buyer and/or Custodian in connection with the preparation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto or any “due diligence” or loan agent reviews conducted by Buyer.

If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then Sellers agree to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Sellers will have the right to terminate all Transactions then outstanding as of a date selected by Sellers, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, Buyer shall promptly notify Sellers if any events in clause (i) or (ii) of this Section 25 occur.

In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Sellers, any such notice being expressly waived by Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer or any Affiliate thereof to or for the credit or the account of Sellers or any Affiliate thereof. Buyer agrees promptly to notify Sellers after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

26.	FURTHER ASSURANCES

Sellers agree to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of Buyer in the Purchased Loans or to better assure and confirm unto Buyer its rights, powers and remedies hereunder. Buyer agrees to do such further acts and things and to execute and deliver to Sellers such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Sellers to carry into effect the intent and purposes of this Agreement, to perfect the interests of Sellers in the Purchased Loans that are repurchased in accordance with this Agreement or to better assure and confirm unto Sellers their rights, powers and remedies hereunder.

27.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings (including, without limitation, any terms sheets distributed by the parties) between the parties relating to a sale and repurchase of Purchased Loans thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

28.	TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect the parties’ respective outstanding obligations to one another at the time of such termination. Sellers’ obligations under Section 13, and Section 23 and any other indemnity by Sellers or to Buyer pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

29.	ASSIGNMENT

The Program Documents are not assignable by Sellers. Buyer in its sole discretion may at any time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that Buyer shall maintain, for review by Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of the Buyer or (ii) to another Person which assumes the obligations of the Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, Sellers shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Sellers. Notwithstanding any assignment by Buyer pursuant to this Section 29, Buyer shall remain liable as to the Transactions.

Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that notwithstanding any such participation, (i) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Sellers shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Notwithstanding the terms of Section 8, each participant of Buyer shall be entitled to the additional compensation and other rights and protections afforded Buyer under Section 7 to the same extent as Buyer would have been entitled to receive them with respect to the participation sold to such participant.

Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 29, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Sellers or any of their Subsidiaries or to any aspect of the Transactions that has been furnished to Buyer by or on behalf of Sellers or any of their Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Agreement.

In the event Buyer assign all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

30.	AMENDMENTS

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Sellers and Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

31.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

32.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Sellers may not assign or transfer any of their respective rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

33.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

SELLERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. SELLERS HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT, ON BEHALF OF THEMSELVES AND THEIR PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. SELLERS HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION SELLERS MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. SELLERS HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY BUYER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 33 AND TO SELLERS’ ADDRESS SPECIFIED IN SECTION 36 OR SUCH OTHER ADDRESS AS SELLERS SHALL HAVE PROVIDED IN WRITING TO BUYER. NOTHING IN THIS SECTION 33 SHALL AFFECT THE RIGHT OF THE BUYER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST SELLERS OR THEIR PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

34.	SINGLE AGREEMENT

Sellers and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Sellers and Buyer each agree (i) to perform all of their obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

35.	INTENT

Sellers and Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Purchased Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Purchased Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable).

It is understood that Buyer’s right to liquidate the Purchased Loans delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 20 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

36.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission and notices being sent by first class mail, postage prepaid, shall be deemed to be received five (5) Business Days following the mailing thereof. Any notice sent to one Seller shall be deemed to be notice to all Sellers. Any notice shall be sent to a party at the address, facsimile transmission number or email address set forth below:

if to Encore:Encore Credit Corp.
1833 Alton Parkway
Irvine, CA 92606
Attention: Bill Moffatt
Telephone: (949) 856-7698
Facsimile: (949) 221-9816
Electronic Mail Address: bmoffat@encorecredit.com
if to ECC Capital Corporation:	ECC Capital Corporation

1833 Alton Parkway
Irvine, CA 92606
Attention: Bill Moffatt
Telephone: (949) 856-7698
Facsimile: (949) 221-9816
Electronic Mail Address: bmoffat@encorecredit.com

if to Bravo Credit Corporation: Bravo Credit Corporation

1833 Alton Parkway

Irvine, CA 92606
Attention: Bill Moffatt
Telephone: (949) 856-7698
Facsimile: (949) 221-9816
Electronic Mail Address: bmoffat@encorecredit.com

if to the Buyer: Wachovia Bank, National Association

301 South College Street

One Wachovia Center – Tenth Floor

Charlotte, North Carolina 28288-0610

Attention: Prakash Wadhwani

Telephone: (704) 374-3455

Facsimile: (704) 383-9106

Electronic Mail Address: prakash.wadhwani@wachovia.com

or to such other address, facsimile number or electronic mail address as such party may notify the other parties of in writing from time to time.

37.	CONFIDENTIALITY

This Agreement and its terms, provisions, supplements and amendments, and transactions and notices hereunder, are proprietary to Seller and Buyer and shall be held by Sellers (and Sellers shall cause the Servicer to hold it) and Buyer in strict confidence and shall not be disclosed to any third party without the consent of any Sellers or Buyer except for (i) disclosure to Buyer’s, or each Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or (ii) upon prior written notice to any Sellers or Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) with prior written notice to any Sellers or Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) with prior written notice to any Sellers or Buyer, any disclosures or filing required under Securities and Exchange Commission or state securities’ laws; provided that no party hereto shall file the Pricing Side Letter with the Securities and Exchange Commission or state securities office unless a demand is made therefore by such regulatory body, unless otherwise agreed by either Sellers or Buyer in writing, and such party agrees to use best efforts not to file the terms of the Pricing Side Letter with any such filing. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

38.	DUE DILIGENCE

Sellers agree to promptly provide Buyer and its agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, the performance of its obligations under the Program Documents, the documents contained in the Servicing File or the Purchased Loans in the possession, or under the control, of the Servicer or Sellers or any financial information, loan portfolio performance information or any other due diligence materials. In addition, Buyer has the right to perform continuing due diligence reviews of (i) Sellers and their respective Affiliates, directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of their obligations under the Program Documents and (ii) the Servicing File and the Purchased Loans. Sellers shall also make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loans. Without limiting the generality of the foregoing, Sellers acknowledge that Buyer shall enter into transactions with Sellers based solely upon the information provided by Sellers to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time (upon reasonable prior written notice and during normal business hours) to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Loans. Buyer’s conducting or failure to conduct any diligence shall not affect any of the remedies of the Buyer hereunder. Sellers shall pay Buyer’s out-of-pocket costs and expenses incurred by Buyer in connection with any due diligence hereunder.

39.	JOINT AND SEVERAL LIABILITY

The liability of the Sellers hereunder is joint and several. The Sellers hereby: (a) acknowledge and agree that the Buyer shall have no obligation to proceed against one Seller before proceeding against the other Seller, (b) waive any defense to their obligations under this Agreement, based upon or arising out of the disability or other defense or cessation of liability of one Seller versus the other or of any other Seller, and (c) waive any right of subrogation or ability to proceed against any Person until all amounts owed to Buyer by Sellers pursuant to this Agreement are paid in full.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sellers, and Buyer have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Buyer By: /s/ Justin Zakocs Name: Justin Zakocs Title: Vice President

ENCORE CREDIT CORP., a California corporation, as Seller By: /s/ William E. Moffatt Name: William E. Moffatt Title: Treasurer

BRAVO CREDIT CORPORATION, a California corporation, as Seller By: /s/ William E. Moffatt Name: William E. Moffatt Title: Treasurer

ECC CAPITAL CORPORATION, a Maryland corporation, as Seller By: /s/ William E. Moffatt Name: William E. Moffatt Title: Treasurer

[Signature Page to Master Repurchase Agreement]